Exhibit 99.1

J. Streicher Holdings, LLC Announces Closing of the Purchase and Sponsor Handover Transaction with XPAC Sponsor LLC

New York, New York – On July 28, 2023, Zalatoris II Acquisition Corp. (formerly known as XPAC Acquisition Corp.), a Cayman Islands limited liability company (NASDAQ: XPAX) (the “Company”), announced the closing of the transaction referenced below regarding the transfer of certain securities of the Company to J. Streicher Holdings, LLC, a Delaware limited liability company (the “New Sponsor”).

On July 27, 2023, the Company closed the transactions contemplated by that certain Purchase and Sponsor Handover Agreement (the “Agreement”) dated July 10, 2023, pursuant to which the New Sponsor purchased the majority of SPAC Securities (as defined below) from the Sponsor for a total purchase price of $250,000.00 (the “Purchase Price”) and the Sponsor sold and assigned to the New Sponsor 4,400,283 Class B ordinary shares of the Company, par value $0.0001 per share and 4,261,485 private placement warrants to acquire 4,261,485 Class A ordinary shares of the Company (collectively, the “SPAC Securities”). Pursuant to the Agreement, the New Sponsor appointed a new Board of Directors and changed the name of the Company to Zalatoris II Acquisition Corp.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About the Company

The Company is sponsored by Zalatoris II Acquisition Corp., a Cayman Islands limited liability company. The Company is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, consolidation, capital stock exchange, asset acquisition, share purchase, reorganization or business combination with one or more businesses.

About J. Streicher

J. Streicher, a private and diverse US financial organization, is founded on tradition, personal relationships, innovation, and steadfast principles. Its subsidiary, J. Streicher & Co. LLC, (the “Broker Dealer”), holds the distinction of being one of the oldest firms on the New York Stock Exchange (“NYSE”), with roots dating back to 1910. Throughout its history, it has consistently provided exceptional service to its family of listed companies, even in challenging market conditions.

While its Broker Dealer primarily focuses on NYSE activities, its international investment team specializes in identifying, investing in, and nurturing potential target companies, guiding them through the complex process of transitioning into publicly traded entities. Its ultimate goal is to position these companies for a successful listing. Its core strength lies in our ability to recognize strategic private target companies and assist them in becoming publicly traded entities on prestigious exchanges such as the NYSE or NASDAQ.

Contact J. Streicher and Zalatoris II Acquisition Corp.

Email: pr@zalatorisac.com

Contact Number: +1 (917) 675-3106